Sonic Foundry Announces Fiscal 2016 Third Quarter Financial Results

MADISON, Wis. - August 11, 2016 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2016 third quarter ended June 30, 2016.

Fiscal 2016 Third Quarter Highlights

•	Billings of $11.1 million, flat with $11.1 million in the third quarter of 2015

•
Total revenues of $9.8 million, down 7% compared to the third quarter of 2015, were driven by a 16% increase in service revenues to $5.8 million in the quarter, offset by lower product revenues in the quarter

•	Gross margin increased to $7.2 million, or 74% of sales compared to $7.1 million, or 67% of sales for the third quarter of 2015

•	Adjusted EBITDA of $240,000 represented a positive swing of $369,000 compared to a loss of $(129,000) in the third quarter of 2015

•	Net loss declined to $552,000 or $(0.13) per share compared to a net loss of $921,000 or $(0.21) per share in the third quarter of 2015

•	Unearned revenue from services and products increased $3.4 million, or 32% to $13.9 million in the third quarter 2016, compared to $10.5 million for the same period last year

•	Generated $767,000 in operating cash flow for the quarter

Fiscal 2016 Third Quarter Review

While total revenue of $9.8 million represented a 7% year-over-year decline, services revenue was 16% higher, primarily due to an increase in event services and hosting contracts. The company had $13.9 million in unearned revenue at June 30, 2016, an increase of $3.4 million or 32% from June 30, 2015. Billings associated with the Company's cloud hosting business at almost $2 million this quarter were 53% higher than the third quarter last year. Another significant impact to unearned revenue was a single large international transaction of $2.1 million billed in September 2015 that did not reach the criteria for revenue recognition in the current quarter. The remaining increase in unearned revenue is a result of increased billings for services, which are recognized as revenues over the life of the respective contract terms. The Company expects to recognize $3.9 million as revenue in the fourth quarter of fiscal 2016, in addition to recorder revenue from a large international transaction that shipped in September 2015.

Consolidated gross margin of 74% was seven percentage points higher than the same period last year, and was the result of higher efficiencies in our events business and by recognizing a high volume, lower margin international transaction last year. The company reported a net loss of $552,000 for the quarter and Adjusted EBITDA income of $240,000, which reflects the company's continued efforts to maintain a lean operating structure.

“Several key trends in the third quarter aligned to support our position in the market, and point to a positive inflection point for our company. We expanded our addressable market by launching breakthrough solutions that help our customers solve global communication challenges, such as distributed video deployments in bandwidth-challenged areas. We’re also seeing significant momentum in the market with Mediasite Video Cloud as our customers commit to scaling their video education and training initiatives,” said Gary Weis, CEO of Sonic Foundry. “From an operations standpoint we made solid progress in streamlining our costs. We’re optimistic that these trends, coupled with the steady improvement in adjusted EBITDA, gross margins and unearned revenue, put us in the right position to achieve sustainable long term improvement in shareholder value.”

International product and service billings accounted for 34 percent of Sonic Foundry’s consolidated billings in the third quarter 2016, compared to 37 percent in the third quarter 2015. While performance in Japan was relatively flat over last year after realizing 37% growth year over year in the first half of the year, we expect stronger sales from Japan in the fourth quarter, driven by deals that we anticipate closing both in the education and corporate training markets.

Outlook
The company’s full year outlook included large follow on transactions in the Middle East where construction delays are now causing some risk to closing in the fiscal year. Alternatively, there are several other large opportunities not included in our plan that now show promise for near term completion. Timing of these transactions are very difficult to predict but together provide a path toward achieving our guidance. The Company therefore is reiterating the fiscal 2016 guidance of billings between $42 and $45 million, adjusted EBITDA of between $3.5 and $4.5 million and net income between breakeven and $1.0 million.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally includes stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended June 30, 2016 and 2015 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
Sonic Foundry will host a corporate webcast today, August 11th, for analysts and investors to discuss its fiscal 2016 third quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. Management will be taking questions live via the comment feature of the Mediasite player. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO) is the trusted global leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for more than 3,800 customers in over 65 countries. Sonic Foundry is a leader in Aragon Research’s Globe for Video Content Management, Frost & Sullivan’s lecture capture leader for seven consecutive years, a leader in Forrester’s Enterprise Video Platforms and Webcasting Wave and a challenger in Gartner’s Magic Quadrant for enterprise video content management.

© 2016 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Tammy Jackson
Director of Communications
Sonic Foundry
608.770.9052
tammy@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
1951 Lowell Lane
Merrick, NY 11566
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	June 30, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$2,329	$1,976
Accounts receivable, net of allowances of $100 and $150	11,899	12,659
Inventories	2,177	2,385
Prepaid expenses and other current assets	985	927
Total current assets	17,390	17,947
Property and equipment:
Leasehold improvements	948	904
Computer equipment	6,308	5,852
Furniture and fixtures	1,072	837
Total property and equipment	8,328	7,593
Less accumulated depreciation and amortization	6,036	4,785
Property and equipment, net	2,292	2,808
Other assets:
Goodwill	11,255	10,853
Customer relationships, net of amortization of $657 and $457	1,917	1,872
Software development costs, net of amortization of $533 and $429	—	104
Product rights, net of amortization of $257 and $164	415	508
Other intangibles, net of amortization of $244 and $190	94	112
Other long-term assets	598	599
Total assets	$33,961	$34,803
Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$1,651	$1,818
Accounts payable	1,063	2,026
Accrued liabilities	1,989	1,666
Unearned revenue	11,728	11,359
Current portion of capital lease and financing arrangements	289	211
Current portion of notes payable, net of discounts	1,572	1,299
Current portion of subordinated note payable	92	186
Total current liabilities	18,384	18,565
Long-term portion of unearned revenue	2,200	1,325
Long-term portion of capital lease and financing arrangements	276	196
Long-term portion of notes payable and warrant debt, net of discounts	1,258	2,080
Long-term portion of subordinated note payable	—	92
Derivative liability, at fair value	72	109
Other liabilities	252	311
Deferred tax liability	4,520	4,322
Total liabilities	26,962	27,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,416,467 and 4,376,456 shares issued and 4,403,751 and 4,363,740 shares outstanding, respectively	44	44
Additional paid-in capital	196,839	195,973
Accumulated deficit	(189,367)	(186,897)
Accumulated other comprehensive loss	(322)	(1,122)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	6,999	7,803
Total liabilities and stockholders’ equity	$33,961	$34,803

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Product	$3,937	$5,441	$11,840	$12,030
Services	5,755	4,957	16,356	15,006
Other	125	158	322	367
Total revenue	9,817	10,556	28,518	27,403
Cost of revenue:
Product	1,547	2,656	4,823	5,544
Services	1,035	812	2,811	2,485
Total cost of revenue	2,582	3,468	7,634	8,029
Gross margin	7,235	7,088	20,884	19,374
Operating expenses:
Selling and marketing	4,575	4,798	13,449	13,503
General and administrative	1,371	1,530	4,218	4,333
Product development	1,741	1,645	4,999	4,722
Total operating expenses	7,687	7,973	22,666	22,558
Loss from operations	(452)	(885)	(1,782)	(3,184)
Non-operating income (expenses):
Interest expense, net	(149)	(100)	(452)	(229)
Other income (expense), net	31	(21)	34	143
Total non-operating income (expenses)	(118)	(121)	(418)	(86)
Loss before income taxes	(570)	(1,006)	(2,200)	(3,270)
Benefit (provision) for income taxes	18	85	(270)	(33)
Net loss	$(552)	$(921)	$(2,470)	$(3,303)
Loss per common share:
– basic	$(0.13)	$(0.21)	$(0.56)	$(0.76)
– diluted	$(0.13)	$(0.21)	$(0.56)	$(0.76)
Weighted average common shares
– basic	4,402,479	4,355,049	4,381,987	4,324,868
– diluted	4,402,479	4,355,049	4,381,987	4,324,868

Sonic Foundry, Inc.
Consolidated Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Net loss	$(552)	$(921)	$(2,470)	$(3,303)
Add:
Depreciation and amortization	533	570	1,619	1,684
Income tax expense	(18)	(85)	270	33
Interest expense	127	100	430	229
Stock-based compensation expense	150	207	671	746
Adjusted EBITDA	$240	$(129)	$520	$(611)

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2016	2015
Operating activities
Net loss	$(2,470)	$(3,303)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	255	259
Amortization of software development costs	104	133
Amortization of product rights	93	92
Amortization of debt discount	63	9
Depreciation and amortization of property and equipment	1,181	1,199
Provision for doubtful accounts	(50)	27
Deferred taxes	253	36
Stock-based compensation expense related to stock options	671	745
Remeasurement gain on subordinated debt	(4)	(205)
Remeasurement gain on derivative liability	(53)	(62)
Changes in operating assets and liabilities:
Accounts receivable	1,165	(1,597)
Inventories	239	(32)
Prepaid expenses and other current assets	43	54
Accounts payable and accrued liabilities	(717)	(333)
Other long-term liabilities	(66)	(65)
Unearned revenue	1,101	680
Net cash provided by (used in) operating activities	1,808	(2,363)
Investing activities
Purchases of property and equipment	(208)	(611)
Net cash used in investing activities	(208)	(611)
Financing activities
Proceeds from notes payable	500	2,336
Proceeds from line of credit	11,845	6,927
Payments on notes payable	(1,279)	(2,661)
Payments on line of credit	(12,076)	(5,677)
Payment of debt issuance costs	(36)	(122)
Proceeds from issuance of common stock and warrants	31	663
Proceeds from exercise of common stock options and warrants	—	41
Payments on capital lease and financing arrangements	(202)	(187)
Net cash provided by (used in) financing activities	(1,217)	1,320
Changes in cash and cash equivalents due to changes in foreign currency	(30)	(129)
Net increase (decrease) in cash and cash equivalents	353	(1,783)
Cash and cash equivalents at beginning of period	1,976	4,344
Cash and cash equivalents at end of period	$2,329	$2,561